Exhibit 10.2

[EXECUTION VERSION]

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          This AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2008 (the “Effective Date”), by and between, Syncora Holdings Ltd., a Bermuda corporation (the “Company”), and Claude L. LeBlanc (the “Executive”) to amend and restate an existing employment agreement between the parties, dated as of January 1, 2008 (the “Prior Agreement”).

          WHEREAS, the Executive has been employed by the Company as its Executive Vice President, Corporate Development & Strategy;

          WHEREAS, the Company has asked the Executive to perform services in addition to those contemplated by, and beyond the scope of, the Prior Agreement, and wishes to compensate the Executive therefor, and for the successful performance of such services;

          WHEREAS, the Executive and the Company wish to amend the Prior Agreement to, among other things, bring it into compliance with the requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations and other official guidance promulgated thereunder; and

          WHEREAS, the Company has requested the Executive to continue in the employ of the Company in a different capacity that the Company has viewed and continues to view as critical to its restructuring process, and the Executive has agreed to do so, subject to the terms and conditions set forth in this Agreement, including changes to certain compensation and benefit arrangements, including certain existing rights, all as more specifically set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, and the Executive (the “Parties”) hereby agree as follows:

          1.      EMPLOYMENT.

          The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2, below, in the position and with the duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated.

          2.      TERM OF EMPLOYMENT.

          The stated term of the Executive’s employment under this Agreement commenced on January 1, 2008 and, from and after the Effective Date, shall continue on a month-to-month basis thereafter (the “Term”) until terminated for any reason by the Company or by the Executive, in either case, upon 30 days’ prior written notice to the other party.

          3.      POSITIONS, DUTIES AND RESPONSIBILITIES.

          (a) General. As of the Effective Date, the Executive’s title and position with the Company shall change from Executive Vice President, Corporate Development & Strategy of the Company to Special Advisor to the Company’s Board of Directors (the “Board”). In such position, the Executive shall report directly to the Chairman of the Board (the “Chairman”), and the Executive’s duties shall be limited to those duties and responsibilities related to the Company’s restructuring and related activities (including those described below in this Section 3(a)) that are reasonably requested by the Chairman. The Executive shall have the authority normally associated with a position such as his position and that is otherwise bestowed upon him by the Chairman. In addition to duties and responsibilities related to the Company’s restructuring, the Executive’s duties and responsibilities shall include, without limitation, (i) working with senior management to develop the Company’s corporate strategy, (ii) overseeing all corporate development activities, (iii) overseeing capital management and pricing model development, and (iv) managing rating agency relations. During the Term, the Executive shall devote his full business time to the business and affairs of the Company and its subsidiaries, and shall use his best efforts, skills and abilities to promote the interests of the Company and its subsidiaries; provided, however, the Executive may serve on up to two boards of directors of other entities, so long as such service does not interfere with the Executive’s performance of his duties hereunder or result in any conflict of interest with the Company.

          (b) Performance of Services. The Executive’s services under this Agreement, which are global in nature, shall be performed in Bermuda, however, Executive may be reasonably requested by the Company to perform services elsewhere in accordance with the guidelines established by the Company from time to time for the location of the performance of services on behalf of the Company and its subsidiaries. The Executive acknowledges that the Company may require the Executive to travel to the extent such travel is reasonably necessary to perform the services hereunder and that such travel may be extensive. To the extent reasonably requested by the Company, the Executive shall allocate greater business time to a location other than his principal business location, if necessary.

          (c)      (i)      To the extent that Executive’s service with the Company or any of its Affiliates triggers at any time, and only for tax years from and after January 1, 2006 and ending on December 31, 2008, an obligation to pay federal, state or local tax in the

United States at any time, including but not limited to taxes imposed under Section 409A and/or Section 4999 of the Code (as defined below), the Company shall indemnify and hold Executive harmless from any such obligations on the amounts he received from the Company or any of its Affiliates with respect to his employment, that is subject to federal, state or local tax, including any interest and penalties thereon, any reasonable costs incurred by Executive in connection therewith (including, without limitation, reasonable costs of preparing and filing tax returns, reasonable costs of any audit or other proceeding, and reasonable costs of enforcing his rights hereunder), and a full gross up for any tax required to be paid with respect to any indemnity payment hereunder. In addition, the foregoing indemnity shall apply with respect to any taxes, interest and penalties with respect to (i) the vesting of the Restricted Shares (as defined below), (ii) the exercise of any stock options in 2008 and (iii) the Transaction Bonus, the Stay Bonus and the Amendment Payment. No payments other than those set forth in this Section 3(c) shall be subject to the tax indemnity, unless expressly approved by the Board of Directors. Other than as set forth in this Section 3(c), the Executive shall be responsible for the payment of all taxes, interest and penalties in respect of compensation paid to him for the services to be performed hereunder. Notwithstanding anything herein to the contrary, this provision shall survive the termination of Executive’s employment. At the Company’s discretion, any payment under this Section 3(c) shall be paid to or for the benefit of the Executive either (i) not later than the time the Company or one of its Affiliates is required to withhold federal, state or local tax in the United States with respect to the Executive, with respect to the amount required to be so withheld, or (ii) not later than at least two (2) business days before an amount is paid or required to be paid by the Executive to a taxing authority in the United States, with respect to any other amount; provided that the Company shall notify the Executive of the manner in which it elects to make such payment at least ten (10) business days prior to the date such payment is required to be made, but, in all events, not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability under this Section 3(c), not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise).

                (ii)      Notwithstanding the generality of the timing provisions contained in Section 3(c)(i), the parties shall adhere to this Section 3(c)(ii) with respect to the Executive’s estimated tax payment due on September 15, 2008. On or before September 5, 2008, the Executive’s tax advisor (the “Tax Advisor”) shall deliver to the Company a reasonable and good faith estimate of the federal, state and local taxes in the United States the Executive is expected to owe with respect to the payments made (or to be made) by the Company to the Executive through September 15, 2008 that are subject to the indemnification provisions of this Section 3(c) for the Executive’s tax year ending

December 31, 2008 (“Executive’s Estimated Tax Liability”), together with a draft of the statements to be remitted to the relevant taxing authorities showing the amount of the Executive’s Estimated Tax Liability. Absent manifest error, provided such estimate of the Executive’s Estimated Tax Liability and supporting statements are so delivered, the Company shall remit payment in the amount of the Executive’s Estimated Tax Liability to the Tax Advisor on or before September 10, 2008 in the same manner as it has previously remitted similar payments to the Tax Advisor (for the purposes of being paid to the federal, state and local tax authorities in the United States on behalf of the Executive).

                (iii)      To the extent that the amount of the Company’s liability to the Executive under this Section 3(c) is determined to be less than the aggregate amount remitted to the Tax Advisor for the Executive’s estimated tax liability for the tax year ending December 31, 2008, the Executive shall promptly advise the Company of such fact promptly after such determination is made, and the Executive agrees that he will refund such difference to the Company within ten days following the date on which the Executive’s federal, state and local tax liability in the United States for the tax year ending December 31, 2008 is final and fixed.

          4.      BASE SALARY.

          The Executive shall be paid an annual base salary by the Company (a “Base Salary”) at a rate of US$432,000 for the calendar year 2008 following the Effective Date, payable in accordance with the Company’s regular pay practices. Such Base Salary shall be subject to annual review in accordance with the Company’s practices for executives as in effect from time to time and may be increased at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

          5.      BONUSES.

          (a) In addition to the Base Salary provided for in Section 4, above, the Executive shall be eligible for an annual cash bonus under the Company’s Annual Incentive Compensation Plan as in effect from time to time. Any annual bonus shall be paid in cash in a lump sum no later than March 15 following the year for which the annual bonus is paid, unless timely deferred at the Executive’s option in accordance with the provisions of any applicable deferred compensation plan of the Company or it subsidiaries in effect from time to time and in accordance with Section 409A of the Code. Nothing in this Section 5 shall confer upon the Executive any right to a minimum annual bonus. Executive also shall be eligible to participate in the Company’s long term incentive award plan commencing with the year 2007 in accordance with the terms of that plan. The Executive may be awarded such annual bonuses and long-term incentive awards thereunder as may be approved by the Compensation Committee in its discretion based on corporate, individual and business unit performance measures, as appropriate, established or approved from time to time, by the Compensation Committee.

          (b) Further, on December 19, 2007 Executive was awarded a grant of 100,000 options (the “Options”) to vest ratably over three years, vesting to occur at the rate of 33.33% each year on the anniversary of the grant date. In addition, Executive has been awarded a grant of 50,000 restricted shares (the “Restricted Shares”) to vest ratably over four years, vesting to occur at the rate of 25% each year on the anniversary of the grant date. Such Options and Restricted Shares shall vest in full on the earlier of a Change in Control (as defined in Exhibit A) or on the Stay Date (as defined below) so long as the Executive has not had a Disqualifying Termination prior to such vesting date.

          (c) In recognition of the efforts of the Executive with respect to the negotiation, execution and consummation of the transactions contemplated by the Master Transaction Agreement, dated July 28, 2008, among the Company and several of its subsidiaries, XL Capital Ltd and certain of its affiliates and certain financial institutions, the Company shall pay the Executive, within three business days after the Effective Date, a lump sum cash payment of US$1,500,000 (the “Transaction Bonus”).

          (d) Because the Company views the Executive’s services through at least October 31, 2008 (the “Stay Date”) as critical to its restructuring process, the Company shall pay the Executive within three business days after the Effective Date, a lump sum cash payment of US$550,000 (the “Stay Bonus”).

          (e) In addition, in consideration of the Executive’s agreement to the Release and Non-Compete provisions set forth herein and waiver of certain rights, the Executive shall be entitled to an additional payment (the “Amendment Payment”) in the amount of US$1,250,000, payable in a lump sum cash payment within three business days after the Effective Date, the Executive agrees that upon receipt of such payment, he shall irrevocably waive and forfeit any further right or entitlement to the following amounts: (i) any payments pursuant to the Company’s Offer to Exchange, dated November 13, 2006, (ii) any retention payments not previously paid or indefeasibly earned, except to the extent provided herein, (iii) any other severance payments previously agreed to by the Company under the Prior Agreement, (iv) any vested or unvested options to purchase Company common stock other than the Options, and (iv) any housing benefit payable from and after the Effective Date.

          (f) Notwithstanding any other provision in this Agreement, in the event the Executive’s employment with the Company is terminated before the Stay Date (i) by the Company by reason of the conviction of the Executive of a felony involving moral turpitude, dishonesty, or violation of laws to which the Company or its Affiliates are subject in connection with the conduct of its or their business or (ii) by the Executive other than for Good Reason (as defined in Exhibit B) (each, a “Disqualifying Termination”), then the Executive agrees to repay the Stay Bonus and the Amendment Payment to the Company within three days after the effective date of such Disqualifying Termination. For avoidance of doubt, a termination of the Executive’s employment by reason of the Executive’s death or disability (as defined in the long-term disability plan of the Company) will not be deemed a Disqualifying Termination.

          (g) The Executive further agrees simultaneously with entering into this Agreement (but with the effectiveness thereof to be conditioned on the receipt of the payments mentioned in Subsections (c), (d) and (e), above), to execute and deliver the General Release and Consent Not to Sue (the “Release”) attached as Exhibit C. For avoidance of doubt, the Parties acknowledge and agree that the Release does not waive or release (a) any rights under this Agreement, (b) any right to any vested or accrued benefits (except as set forth in this Agreement) or to claim benefits under employee benefit plans (including welfare benefit, retirement and, except as set forth in the Agreement, equity-related plans), (c) any right of indemnification (including, without limitation, indemnification, legal defense and related rights under the Company’s certificate of incorporation, by-laws or other such organic documents), and (d) any rights under directors and officers’ liability insurance policies.

          6.      EMPLOYEE BENEFIT PROGRAMS.

          During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all employee retirement, pension, welfare and benefit programs of the Company as are in effect from time to time and in which senior executives of the Company whose services are performed in Bermuda are eligible to participate. The Executive acknowledges that the Company intends that, no later than December 31, 2008, it will no longer provide any such programs to employees whose services are performed in Bermuda. With respect to medical benefits, upon termination of the Executive’s employment, or if earlier, on December 31, 2008, the Executive shall receive a lump sum cash payment equal to the monthly premium cost to the Company (which is currently US$1,106.72) for providing medical benefits to the Executive multiplied by the difference between 24 and the number of months of service performed by the Executive from the Effective Date through the date of such termination or December 31, 2008 (whichever is earlier).

          7.      BUSINESS EXPENSE REIMBURSEMENT AND FRINGE BENEFITS.

          During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s travel and entertainment expense reimbursement programs in accordance with the terms and conditions of such programs as in effect from time to time, provided, however, in all events, any business expense reimbursement under this Section 7 shall be made to the Executive by not later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

          In addition, during the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s fringe benefit plans and arrangements made available to employees of the Company whose services are performed in Bermuda. The Executive acknowledges that the Company intends that, no later than December 31, 2008, it will no longer provide any such fringe benefit plans or arrangements to employees whose services are performed in Bermuda.

          8.      [INTENTIONALLY OMITTED].

          9.      EXCISE TAX PAYMENTS.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit or accelerated vesting or exercisability of any award) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or similar excise tax), and/or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), (ii) the aggregate amount of the Executive’s Parachute Payments (as defined in Section 280G(b)(2)(A) of the Code) is less than 3.25 times the Executive’s Base Amount (as defined in Section 280G(b)(3)(A) of the Code), and (iii) no such Payment would be subject to the Excise Tax if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by up to 20 percent, then the payments set forth in Section 8(d)(iii)(B) and (C) will each be reduced to the smallest extent possible (and in no event by more than 20 percent in the aggregate) such that no Payment is subject to the Excise Tax.

          (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) the aggregate amount of the Executive’s Parachute Payments equals or exceeds 3.25 times the Executive’s Base Amount, (ii) the aggregate amount of the Executive’s Parachute Payments is less than 3.25 times the Base Amount but one or more Payments would be subject to the Excise Tax even if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by 20 percent, or (iii) notwithstanding a reduction in payments pursuant to Section 9(a) above, an Excise Tax is payable by the Executive on one or more Payments, then, in any such case, Payments shall not be reduced and the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any income or Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

          (c) Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive’s employment, if applicable, or such earlier time as is reasonably requested. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(c), shall be paid to the Executive within five business days of the receipt of the Accounting Firm’s determination and, in all events, within 30 days of the date of the Executive’s termination of employment with the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 9(c) shall be binding upon the Company and the Executive, subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the “Gross-Up Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

          (d) The Executive shall notify the Company in writing of any claim by the United States Internal Revenue Service that, if successful, would require the payment by the Executive of any Excise Tax and, therefore, the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires, in good faith, to contest such claim (which notice shall set forth the bases for such contest) and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall, in good faith:

          (i)      give the Company any information reasonably requested by the Company relating to such claim,

          (ii)      take such action in connection with contesting such claim as the Company shall, in good faith, reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive,

          (iii)      cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv)      permit the Company to participate, in good faith, in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of all costs and expenses.

          Without limitation on the foregoing provisions of this Section 9(d), the Company shall, exercising good faith, control all proceedings taken in connection with such contest and, at its sole option (but in good faith), may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option (but in good faith), either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(d)) promptly pay to the Company, as the case may be, the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          Notwithstanding any provision herein to the contrary, the Executive’s failure to strictly comply with the notice provisions set forth in this Section 9, so long as such failure does not prevent the Company from contesting an excise tax claim, shall not adversely affect the Executive’s rights under this Section 9.

          Subject to any earlier time limits set forth in Section 9, all payments and reimbursements to which the Executive is entitled under this Section 9 shall be paid to or on behalf of the Executive not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive (or the Company, on the Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability under Section 9(d), not later than the end of the taxable year of the Executive next following the taxable year of the Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

          10.      [INTENTIONALLY OMITTED].

          11.      NONCOMPETITION AND NONSOLICITATION.

          The Executive represents and warrants that, to the best of his knowledge, he is not using the confidential or proprietary information of any other person in violation of any agreement or rights of others known to him. The Executive agrees that the products of the Company and its Affiliates shall constitute the exclusive property of the Company and its Affiliates.

          For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment (whether or not pursuant to the terms of this Agreement) or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the financial products insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know how”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

          Since Executive has obtained and is likely to obtain in the course of Executive’s employment with the Company and its Affiliates knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, Executive hereby undertakes that:

          (i)      Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer or employee of the Company or its Affiliates (or any individual who was within the prior twelve months an officer or employee of the Company or its Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates;

          (ii)      Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any reinsured party) who during the period of twenty-four months immediately preceding such termination shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who during the period of twenty-four months immediately preceding such termination shall have supplied services to any such person, nor will Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided;

          (iii)      Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), engage in any activities in Bermuda, the United Kingdom or the United States if such activities are competitive with the businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates; and

          (iv)     Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder assist any person or group in the acquisition or proposed acquisition of all or any part of the Company or any of its Affiliates, or any of its or their lines of business or assets, (including without limitation, all preparatory steps antecedent to an acquisition or proposed acquisition, such as preparation of valuations, financial models, management analysis or other evaluative materials).

          The provisions of the immediately preceding sentence shall continue as long as the Executive is employed by the Company or its Affiliates and such provisions shall continue in effect after such employment is terminated for any reason until the first anniversary of such termination, provided, however, that, following a Change in Control, the foregoing clause (iii) shall be limited solely to the financial guaranty insurance business as historically conducted by the Company and its Affiliates prior to the Effective Date.

          For purposes of this Agreement, an “Affiliate” of the Company means any person, directly or indirectly, through one or more intermediaries, controlled by the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

          The limitations on the Executive set forth in this Section 11 shall also apply to any agent or other representative acting on behalf of Executive.

          While the restrictions aforesaid are stated to be reasonable in all the circumstances it is also recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

          Nothing contained in this Section 11 shall limit in any manner any additional obligations to which Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation and Section 11 shall apply, subject to its terms, after employment has terminated for any reason.

          12.      CONFIDENTIAL INFORMATION.

The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company, any confidential, proprietary, secret, or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 12 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Compensation Committee as evidenced by the signature of the Company’s General Counsel.

          13.      WITHHOLDING.

          Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

          14.      SUBSIDIARY SERVICES AND GUARANTEE.

          (a) Each of the Company, Syncora Guarantee Re Ltd. and Syncora Holdings US Inc. (together, the “Guarantors”) hereby agrees to be jointly and severally liable, together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement.

          (b) All of the terms and provisions of this Agreement relating to the Executive’s employment by the Company shall likewise apply mutatis mutandis to the Executive’s employment by any of its subsidiaries, it being understood that if the Executive’s employment with the Company is terminated, his employment with its subsidiaries shall also be terminated and the Executive shall be required to resign immediately from all directorships and other positions held by the Executive in the Company and its subsidiaries or in any other entities in respect of which the Executive was acting as a representative or designee of the Company or its subsidiaries in connection with his employment.

          15.      ENTIRE AGREEMENT.

          This Agreement, together with the Exhibits, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Executive with respect thereto, including, without limitation, the Prior Agreement.

          16.      ASSIGNABILITY; BINDING NATURE.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

          17.      INDEMNIFICATION.

          The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents and consistent with the indemnification provided to the most senior officers of the Company. In addition, he shall be covered by a directors’ and officers’ liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$30,000,000. Such directors’ and officers’ liability insurance shall be maintained in effect for a period of six years following termination of the Executive’s employment.

          18.      SETTLEMENT OF DISPUTES.

          (a) Any dispute between the Parties arising from or relating to the terms of this Agreement or the Executive’s employment with the Company or its Affiliates shall, except as provided in Section 18(b) or Section 18(c), be resolved by binding arbitration held in New York City in accordance with the rules of the American Arbitration Association.

          (b) Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Section 11 or 12. Accordingly, Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Section 11 or 12 in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which Executive maintains his residence or his principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of Executive known to the Company or its Affiliates, or in any other manner authorized by law. Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by Executive of his obligations under Section 11 or 12 he will forfeit any and all bonus and rights to any payments to which he might otherwise then be entitled by virtue hereof and such payments may be suspended so long as any good faith dispute with respect thereto is continuing; provided, however, that payments, benefits and other rights and privileges of the Executive under this Agreement following termination of the Executive’s employment during a the 24 months following a Change in Control shall not be forfeited, suspended, offset, diminished or otherwise altered in any way on account of any breach or prospective breach of Section 11, Section 12 or any other provision of this Agreement alleged by the Company.

          (c) Notwithstanding any other provision of this Agreement, the Executive may elect to resolve any dispute involving a breach or alleged breach of this Agreement following termination of the Executive’s employment during the 24 months following a Change in Control in any Federal or State court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom. The Company hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any such actions or proceedings instituted by the Executive, and the Company agrees that process in any or all of such actions or proceedings may be served by registered mail or delivery, addressed to the Company as set forth in Section 22, or in any other manner authorized by law. The

Company shall pay all costs associated with any court proceeding under this Section 18(c) without regard to the outcome of such proceeding, including all legal fees and expenses of the Executive, who shall be reimbursed for all such costs promptly within 30 days following written demand therefore by the Executive (which written demand shall be made no later than six (6) months following the end of the calendar year in which such costs were incurred).

          (d) Each Party shall bear its own costs incurred in connection with any proceeding under Sections 18(a) or 18(b) hereof, including all legal fees and expenses; provided, however, that the Company shall bear all such costs of the Executive (to the extent such costs are reasonable) if the Executive substantially prevails in the proceeding. Following the final determination of the dispute in which the Executive has substantially prevailed, the Company shall reimburse all such reasonable costs within 30 days following written demand therefore (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within 60 days following the final determination of the dispute: provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the cost is incurred. Notwithstanding the foregoing, in the event a final determination of the dispute has not been made by December 1 of the year following the calendar year in which the cost is incurred, the Company shall, within 30 days after such December 1, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Company within ten (10) business days following the final determination if the Executive did not substantially prevail in the dispute.

          19.      TERMINATION OF HOUSING BENEFIT.

          On and after the Effective Date, the Executive shall no longer be entitled to be paid any monthly housing allowance by the Company.

          20.      AMENDMENT OR WAIVER.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except as set forth in Exhibit D, any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company, as the case may be.

          21.      NOTICES.

          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

If to the Company:

Syncora Holdings Ltd.
A.S. Cooper Building
26 Reid Street
Hamilton Bermuda
Att’n: Chief Executive Officer

If to the Executive:

To the last address delivered to
the Company by the Executive in
the manner set forth herein.

          22.      SEVERABILITY.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          23.      SURVIVORSHIP.

          The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          24.      REFERENCE.

          In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

          25.      GOVERNING LAW.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

          26.      SECTION 409A.

          (a) The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit/burden to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

          (b) With respect to any payment hereunder that constitutes deferred compensation subject to Code Section 409A, a termination of employment with the Company or its Affiliates shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”, provided that the percentage used under Treas. Reg. Sec. 1.409A -1(h)(ii) for purposes of determining whether a separation from service has or has not occurred shall be 49% rather than 20%.

          (c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

          (d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

          (e) The Company shall indemnify the Executive, as provided in Section 3(c), if the Executive incurs additional tax under Code Section 409A as a result of a violation of Code Section 409A (each an “Indemnified Code Section 409A Violation”). The procedures set forth in Section 9(c) and 9(d) with respect to the Gross-Up Payment shall also apply to the payment of the Code Section 409A Tax and the Company’s indemnity obligations with respect thereto (including, without limitation, the Company’s right to contest the Code Section 409A Tax); provided, that, in addition to such procedures, the Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Code Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.

          (f) Any payment made by the Company in respect of any taxes imposed with regard to the Company’s obligation to provide benefits in lieu of continued medical plan coverage shall be paid to the Executive, his dependents or the applicable taxing authority on their behalf, no later than the due date for the payment of such taxes.

          27.      HEADINGS.

          The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          28.      COUNTERPARTS.

          This Agreement may be executed in one or more counterparts.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SYNCORA HOLDINGS LTD.

By:	/s/ Susan B. Comparato
Name: Susan B. Comparato
Title: Acting CEO and President

/s/ Claude L. LeBlanc
Name: Claude L. LeBlanc

GUARANTORS:

SYNCORA HOLDINGS LTD.

By:	/s/ Susan B. Comparato
Name: Susan B. Comparato
Title: Acting CEO and President

SYNCORA HOLDINGS US INC.

By:	/s/ Susan B. Comparato
Name: Susan B. Comparato
Title: Secretary

SYNCORA GUARANTEE RE LTD.

By:	/s/ Susan B. Comparato
Name: Susan B. Comparato
Title: Secretary

EXHIBIT A

CHANGE IN CONTROL

          For purposes of this Agreement, “Change in Control” shall mean:

          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (unless a Person’s ownership of the acquiring corporation results in that Person directly or indirectly owning 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities); or (iv) any acquisition by XL Capital Ltd or its wholly-owned subsidiaries unless, at any time after the Effective Date and prior to such acquisition, XL Capital Ltd and its subsidiaries own less than 30% of the Outstanding Company Voting Securities;

          (ii) during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

A-1

          (iii) consummation of a reorganization, scheme of arrangement, merger, consolidation or similar transaction (collectively, a “Transaction”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Transaction, do not, following such Transaction, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Transaction in substantially the same proportions as their ownership, immediately prior to such Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

          (iv) consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

          (v) approval by the shareholders of the Company of a complete liquidation or dissolution (or similar transaction) of the Company.

A-2

EXHIBIT B

GOOD REASON

          For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with the prior express written consent of the Executive:

          A material diminution in the Executive’s base compensation;

          A material diminution in the Executive’s authority, duties, or responsibilities;

          A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that a Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

          A material diminution in the budget over which the Executive retains authority;

          A material change in the geographic location at which the Executive must perform the services; or

          Any other action or inaction that constitutes a material breach by the service recipient of the agreement under which the Executive provides services.

          Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and the Company shall have thirty (30) days from such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition. Any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission. Any termination hereunder shall occur within 120 days after the Good Reason event occurs.

B-1

EXHIBIT C

Form of General Release and Covenant Not to Sue

1.

General Release of Claims. In consideration for the payments and benefits paid to you under Section 5(c), (d) and (e) of the Amended and Restated Employment Agreement between you and Syncora Holdings Ltd. (the “Company”), dated August 28, 2008 (the “Agreement”) , you hereby release and forever discharge the Company, and any and all of their respective affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees (the “Released Parties”) of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortuous or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement (the “Claims”); provided, however, that you are not thereby waiving or releasing, and this General Release of Claims does not waive or release, (a) any rights under the Agreement, (b) any right to any vested or accrued benefits (except as set forth in the Agreement) or to claim benefits under employee benefit plans (including welfare plans), (c) any right of indemnification (including, without limitation, indemnification, legal defense and related rights under the Agreement or the Company’s certificate of incorporation, by-laws or other such organic documents), or (d) any rights under directors and officers’ liability insurance policies.

2.

Effect of General Release; Limitations on General Release. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby. However, nothing in the General Release of Claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

3.

Covenant Not to Sue. In addition to waiving and releasing the claims and rights covered by the General Release of Claims, you promise not to sue the Company or any other Released Party in any forum for any reason, including but not limited to claims, laws or theories covered by the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company your Stay Bonus and your Amendment Payment, except for one-hundred dollars ($100.00). However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

4.

Knowing and Voluntary Decision to Sign. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this General Release except such statements as are expressly set forth herein. You have signed this General Release upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

5.

Time to Consider the Agreement. You have actually read this General Release, and have had adequate time of at least 21 days to consider its terms and effect, and to ask any questions that you may have of the legal or other personal advisors of your own choosing.

6.

Subsequent Facts. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.

[signature page follows]

READ, ACCEPTED & AGREED

/s/ Claude L. LeBlanc
Claude L. LeBlanc

August 28, 2008
Dated